Exhibit 8.4

EnergyOne Technologies Announces First Provisional Patent Filing

(Lexington, Kentucky December 2, 2010) – EnergyOne Technologies Inc., a provider of renewable energy solutions and next generation technologies announced today that the Company has filed is first cornerstone provisional patent with the United States Patent and Trademark Office.

The patent filing is the first step for EnergyOne to establish itself in the renewable energy market as a forward thinking, leading edge technology powerhouse. The groundbreaking patent pending technology is centered on EnergyOne’s new Photovoltaic-Capacitive Battery Storage™ (PCBS™) stack that seamlessly integrates a thin film solar cell with a thin film ultracapacitor and a thin film Nickel Zinc storage battery all in one single, multi-layered unit. A low cost layered printing process is utilized to create the PCBS™ panel in a single, continuous process building layer upon layer until the PCBS™ stack is complete. “EnergyOne expects to manufacture these new PCBS™ thin film solar energy storage units within the next two years.” said Michael Van Steenburg, CTO of EnergyOne. A single PCBS™ unit will function as a high efficiency solar cell, long term energy storage unit and provide load leveling with frequency harmonization functions for the electrical load which the unit is attached to. Van Steenburg went on to say “This technology will be the first of its kind, enabling the smart grid to get even smarter by storing a significant amount of harvested energy at the source, while allowing the connected electrical loads to vary without adversely affecting the surrounding electrical grid”. The Company will file all documentation for the non-provisional patent on the technology before the end of 2011 and will utilize the new USPTO pilot program that enables “green technology” patents to be fast-tracked which can reduce the patent process by up to 12 months.

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